EXHIBIT 99.1

Media Contact:                        Investor Relations Contact:
Evelyn Mitchell                        Dana Nolan
205-264-4551                            205-264-7040

Regions Financial Increases Quarterly Cash Dividend Approximately 29 Percent to $0.09 Per Share; Adopts Proxy Access By-Law Amendment

BIRMINGHAM, Ala. - July 27, 2017 - The Regions Financial Corporation (NYSE:RF) Board of Directors today voted to increase the quarterly common stock dividend approximately 29 percent to $0.09 per share and declared the following cash dividends on its common shares, Series A preferred shares, and Series B preferred shares:

•
A cash dividend of $0.09, an increase of 28.57 percent or $0.02 on each share of outstanding common stock, payable on September 29, 2017, to stockholders of record at the close of business on September 8, 2017.

•
A cash dividend of $15.9375 per share of Series A Preferred Stock outstanding (equivalent to approximately $0.398438 per depositary share), payable on September 15, 2017, to stockholders of record at the close of business on September 1, 2017.

•
A cash dividend of $15.9375 per share of Series B Preferred Stock outstanding (equivalent to approximately $0.398438 per depositary share), payable on September 15, 2017, to stockholders of record at the close of business on September 1, 2017.

Additionally, the Board of Directors amended the Company’s By-Laws to include a proxy access provision. Proxy access enables eligible shareholders to nominate director candidates and have those nominees appear in the Company’s annual meeting proxy materials. The amended By-Laws align with leading practices in corporate governance.
“The Board’s proactive adoption of proxy access was based on a careful review of good corporate governance practices, as well as feedback from our long-term shareholders,” said Charles McCrary, Lead Independent Director and Chair of the Nominating and Corporate Governance Committee. “Responsible corporate governance is foundational to maintaining sustainable franchise value, and the Board and Management are committed to ensuring that the interests of shareholders are being served.”
Under the proxy access amendment, a shareholder, or a group of up to 20 shareholders, owning at least three percent of the Company’s outstanding common stock continuously for at least three years may nominate up to 20 percent of the board or two directors, whichever is greater. Nominees are subject to the procedures, terms and conditions specified in the By-Laws. The proxy access amendment will be effective for the Company’s 2018 proxy and annual meeting.
###

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $125 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,500 banking offices and 1,900 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.